Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the March 31, 2018 Quarter

Company Release – 04/19/2018

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended March  31, 2018 of $2.0 million, or $0.22 per diluted share, compared to $1.8 million, or $0.20 per diluted share, for the three months ended March 31, 2017.

“As we continue on our path as a high-performing and rapidly growing organization, The Provident is directing energies inward by implementing Lean management principles. By improving and streamlining our internal processes, and reducing waste and redundancy, we can continue to provide an exceptional customer experience. We were recently awarded a grant, funded through the Massachusetts Workforce Training Fund in conjunction with the Massachusetts Banker’s Association (MBA) to provide Lean training for our employees. This program is an excellent forum to engage and empower our workforce, grow leaders and build teamwork. I am excited to provide this growth-opportunity to our team as they learn to use Lean methods to add significant value to our organization and the customers we serve,” said David Mansfield, Chief Executive Officer of The Provident.

Net interest and dividend income before provision for loan losses increased by $1.4 million, or 18.9%, compared to the three months ended March 31, 2017. The growth in net interest and dividend income is primarily the result of an increase in our average interest earning assets of $62.4 million, or 8.1%, and an increase in net interest margin of 38 basis points to 4.17%.

Provisions for loan losses of $656,000 were booked for the three months ended March 31, 2018 compared to $563,000 for the same period in 2017. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.33% as of March 31, 2018 compared to 1.30% as of December 31, 2017. The allowance for loan losses as a percentage of non-performing loans was 106.80% as of March 31, 2018 compared to 108.02% as of December 31, 2017. Non-performing assets were $9.6 million, or 1.08% of total assets as of March 31, 2018 compared to $9.0 million, or 1.00% of total assets as of December 31, 2017. The non-performing assets at March 31, 2018 consist primarily of two loan relationships. The relationships were evaluated for impairment and charge-offs of $1.5 million were recorded in 2017. No additional impairment was recorded in the three months ended March 31, 2018.

Noninterest income decreased $489,000, or 32.6% to $1.0 million for the three months ended March 31, 2018 compared to $1.5 million for the three months ended March 31, 2017. The decrease is primarily due to decreased gains on sales of securities.

Noninterest expense increased $755,000, or 13.4%, to $6.4 million for the three months ended March 31, 2017 compared to $5.6 million for the three months ended March 31, 2017. The primary reason for the increase was salary and employee benefits expense. The increase of $482,000, or 13.1%, for the three months ended March 31, 2018 in salary and employee benefits was primarily due to a higher number of lenders compared to March 31, 2017.

As of March 31, 2018, total assets have decreased $11.1 million, or 1.2%, to $891.2 million compared to $902.3 million at December 31, 2017. The primary reason for the decrease is due to a decrease in cash and cash equivalents partially offset by an increase in net loans. The decrease in cash and cash equivalents of $25.4 million, or 53.2%, resulted from utilizing funds for loan growth and decreases of deposits. Net loans increased $17.7 million, or 2.4%, to $759.9 million as of March 31, 2018 compared to $742.1 million at December 31, 2017. The increase in net loans was due to an increase in commercial loans of $19.8 million, or 8.2%.

Total liabilities decreased $12.6 million, or 1.6%, due to decreased deposits offset by increased borrowings. Deposits were $719.7 million as of March 31, 2018 representing a decrease of $30.4 million, or 4.0%, compared to December 31, 2017. The primary reason for the decrease in deposits was due to a decrease of $19.6 million, or 6.3%, in NOW and demand deposits, a decrease of $7.5 million, or 7.4%, time deposits, and a decrease in money market deposits of $5.7 million, or 2.5%. The decrease in the NOW and demand deposits is primarily municipal deposits. They are expected to increase in the next quarter. The time deposits reduced primarily due to the roll-off of brokered CDs. Borrowings increased $18.4 million, or 68.4%, due to the decrease in deposits.

As of March 31, 2018, shareholders’ equity was $117.3 million compared to $115.8 million at December 31, 2017 representing an increase of $1.6 million, or 1.3%. The increase is primarily due to net income of $2.0 million for the year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.1% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank is an innovative, commercial bank that finds solutions for our business clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
(In thousands)	2018	2017
Assets	(unaudited)
Cash and due from banks	$8,809	$10,326
Interest-bearing demand deposits with other banks	13,511	37,363
Cash and cash equivalents	22,320	47,689
Investments in available-for-sale securities (at fair value)	57,790	61,429
Federal Home Loan Bank stock, at cost	2,166	1,854
Loans, net	759,882	742,138
Assets held-for-sale	-	3,286
Bank owned life insurance	25,711	25,540
Premises and equipment, net	14,287	10,981
Accrued interest receivable	2,270	2,345
Deferred tax asset, net	5,274	4,920
Other assets	1,472	2,083
Total assets	$891,172	$902,265

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$181,368	$186,222
Interest-bearing	538,337	563,835
Total deposits	719,705	750,057
Federal Home Loan Bank advances	45,211	26,841
Other liabilities	8,926	9,590
Total liabilities	773,842	786,488
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized;
9,657,319 shares issued, 9,628,496 shares
outstanding at March 31, 2018 and December 31, 2017	-	-
Additional paid-in capital	44,923	44,592
Retained earnings	76,069	74,047
Accumulated other comprehensive (loss) income	(270)	589
Unearned compensation - ESOP	(2,798)	(2,857)
Treasury stock: 28,823 shares at March 31, 2018 and December 31, 2017	(594)	(594)
Total shareholders' equity	117,330	115,777
Total liabilities and shareholders' equity	$891,172	$902,265

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2018	2017
Interest and dividend income:	(unaudited)
Interest and fees on loans	$9,276	$7,233
Interest and dividends on securities	435	873
Interest on interest-bearing deposits	42	6
Total interest and dividend income	9,753	8,112
Interest expense:
Interest on deposits	920	570
Interest on Federal Home Loan Bank advances	114	211
Total interest expense	1,034	781
Net interest and dividend income	8,719	7,331
Provision for loan losses	656	563
Net interest and dividend income after provision for loan losses	8,063	6,768
Noninterest income:
Customer service fees on deposit accounts	364	338
Service charges and fees - other	453	502
Gain on sale of securities, net	-	482
Bank owned life insurance income	171	150
Other income	25	30
Total noninterest income	1,013	1,502
Noninterest expense:
Salaries and employee benefits	4,158	3,676
Occupancy expense	450	471
Equipment expense	122	150
FDIC assessment	82	68
Data processing	204	190
Marketing expense	53	50
Professional fees	248	214
Directors' fees	163	145
Other	896	657
Total noninterest expense	6,376	5,621
Income before income tax expense	2,700	2,649
Income tax expense	678	847
Net income	$2,022	$1,802

Income per share:
Basic	$0.22	$0.20
Diluted	$0.22	$0.20

Weighted Average Shares:
Basic	9,219,865	9,192,568
Diluted	9,295,003	9,192,568

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three
	months ended
	March 31,
	2018	2017
(unaudited)
Performance Ratios:
Return on average assets (1)	0.91%	0.88%
Return on average equity (1)	6.92%	6.19%
Interest rate spread (1) (3)	3.95%	3.62%
Net interest margin (1) (4)	4.17%	3.79%
Non-interest expense to average assets (1)	2.88%	2.73%
Efficiency ratio (5)	65.52%	67.31%
Average interest-earning assets to
average interest-bearing liabilities	144.55%	141.65%
Average equity to average assets	13.19%	14.14%

	At	At	At
	March 31,	December 31,	March 31,
(unaudited)	2018	2017	2017
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.33%	1.30%	1.38%
Allowance for loan losses as a percent of non-performing loans	106.80%	108.02%	662.73%
Non-performing loans as a percent of total loans (2)	1.24%	1.20%	0.21%
Non-performing loans as a percent of total assets	1.08%	1.00%	0.17%
Non-performing assets as a percent of total assets (6)	1.08%	1.00%	0.17%

(1)	Annualized for the three months periods.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.